Exhibit 10.1
August 25, 2016

Enrico Digirolamo
46222 Galway Drive
Novi, MI 48374

Re: Retention Bonus

Dear Rico,
We consider your continued service and dedication to Covisint Corporation essential to our business plan. To induce you to remain employed with Covisint, and to address any concerns about your job security, we are pleased to offer you a retention bonus, as described in this letter agreement.
In recognition of your continued service with Covisint through and until August 31, 2018 (the “Retention Period”), and subject to the conditions stated below, we are offering you a retention bonus in the amount of $500,000, less all applicable withholdings and deductions required by law (the “Retention Bonus”). This Retention Bonus is in addition to, and not in lieu of, any other bonus, severance, or other benefits, payable in cash or otherwise, from Covisint to which you may be or become entitled. The Retention Bonus will be payable in two installments:
If you are continuously employed by Covisint through August 31, 2017, you may be eligible to be paid $200,000 (the “One Year Retention Amount”) of the Retention Bonus (the “One Year Retention Period”), less all applicable withholdings and deductions required by law. In order to be eligible for the One Year Retention Amount, Covisint must first determine in its reasonable discretion that your performance has been satisfactory from the date of this letter agreement through the end of the One Year Retention Period, and you must be actively employed by Covisint through the last day of the One Year Retention Period.
The remainder of the Retention bonus in the amount of $300,000 (the “Two Year Retention Amount”), less all applicable withholdings and deductions required by law may be paid if you are continuously employed by Covisint through August 31, 2018 (the “Two Year Retention Period”). In order to be eligible for the Two Year Retention Amount,

Covisint must further determine in its reasonable discretion that your performance has been satisfactory from the date of this letter agreement through the end of the Two Year Retention Period.
Notwithstanding the conditions described above, if you have a “Separation from Service” during the Retention Period, other than (a) by the Company for Cause, or (b) by you without Good Reason, the entire Retention Bonus will be paid in full. In the event of your death or Disability during either the One Year Retention Period ending August 31, 2017, or the Two Year Retention Period ending August 31, 2018, you (or, in the case of your death, your spouse) will be entitled to a pro-rata portion of the Retention Bonus otherwise payable for such period and, for this purpose it shall be assumed that you had met all of the performance conditions for such payment. For purposes of this letter agreement, the terms “Cause”, “Good Reason” and “Disability” have the same meaning as ascribed to them in your Severance Agreement executed on August 25, 2016, and the term “Separation from Service” shall be as defined in Section 409A of the Tax Code.
All payments of amounts you are eligible to receive will be paid to you (or, in the case of your death, to your spouse) on the first regularly scheduled pay date following the payment dates set forth in this letter agreement. Notwithstanding this, any payment may be delayed if Covisint determines in its reasonable discretion that making the payment will violate federal securities laws or other applicable law, in which case payment will be made at the earliest date at which Covisint reasonably anticipates that making the payment will not cause such violation. Moreover, to the extent required to avoid the application of an accelerated or additional tax under Section 409A of the Tax Code, amounts that would otherwise be payable pursuant to this letter agreement following your termination of employment or Separation from Service shall instead be paid on the first business day after the date that is six months following your termination of employment or Separation from Service (or upon your death, if earlier).
Your employment remains at-will, meaning that you and Covisint may terminate the employment relationship at any time, with or without cause, and with or without notice.
This letter agreement is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall be construed and administered in accordance with Section 409A.

This letter agreement contains all of the understandings and representations between Covisint and you relating to the retention bonus and supersedes all prior and contemporaneous understandings, discussions, agreements, representations and warranties, both written and oral, with respect to any retention bonus. This letter agreement may not be amended or modified unless in writing signed by both the Covisint and you. This letter agreement, for all purposes, shall be construed in accordance with the laws of Michigan without regard to conflicts-of-law principles.
We look forward to your continued employment with us.

Very truly yours, COVISINT CORPORATION
By: /s/ Samuel M. Inman, III Samuel M. Inman, III August 25, 2016

Offer agreed to and accepted:
/s/ Enrico Digirolamo Enrico Digirolamo August 25, 2016

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